Exhibit 99.1

Pineapple Energy Inc. (NASDAQ:PEGY) Q3 2023 Earnings Call Transcript November 10, 2023

Operator: Good morning. And welcome to the Pineapple Energy Third Quarter 2023 Conference Call. As a reminder, today’s call is being recorded. All participants are in a listen-only mode. For opening remarks and introductions, I would like to turn the call over to Eric Ingvaldson, CFO of Pineapple Energy. Mr. Ingvaldson, please go ahead.

Eric Ingvaldson: Thank you Audra. Good morning. And welcome to Pineapple Energy’s conference call to discuss results for the third quarter of 2023. With me today is Kyle Udseth, our Chief Executive Officer. This quarter we also had the pleasure of being joined here at our Minnesota headquarters by Scott Maskin, a Pineapple Board Director and the Founder of our SUNation Business in New York State. Our call this morning will include statements that speak to the company’s expectations, outlook and predictions of the future, which are considered forward-looking statements. These forward-looking statements are subject to risks and uncertainties, many of which are beyond our control, which may cause our actual results to differ materially from those expressed in or implied by these statements.

We are not obliged to revise or update any forward-looking statements except as may be required by law. Please refer to our disclosures regarding risk factors and forward-looking statements in today’s earnings release and other SEC filings. A copy of our press release has been posted to the Investor Relations page of our website for reference. The non-GAAP financial measures discussed in this call are reconciled to the U.S. GAAP equivalent and can be found in the press release that we issued yesterday. With that, I will turn the call over to our CEO, Kyle Udseth. Kyle, please go ahead.

Kyle Udseth: Thanks, Eric, and thanks to everyone for joining us on the call this morning. We did push this back one hour this quarter, which I hope has given our West Coast participants the chance to grab a second cup of coffee. As always, we appreciate them joining so early. Today I’m happy once again to share another strong quarter of operational and financial results from Pineapple Energy, but I won’t say it came easy. This is my ninth year in rooftop solar and I don’t recall a more trying quarter for our industry broadly, and I think, you see the effects of that showing up in the earnings results so far of some of our larger public peers. But in spite of the macro challenges and headwinds, we were able to rally our Pineapple teams to deliver another quarter of positive adjusted EBITDA.

We kept a tight focus on disciplined execution and cost containment, while sharpening the pencil on positive ROI growth investments. We’ll share more detail in later sections, but in sum, both our Hawaii Energy Connection and SUNation businesses were able to grow gross profit dollars year-over-year in Q3, which is a huge accomplishment in this interest rate environment. And while it’s still only a cost center and not yet a revenue driver in its own right, we were also able to effectively contain corporate costs, feeding budget, while continuing to build up our shared services capabilities. We strive to keep improving every quarter and our culture of high performance, data centricity, and accountability has never been stronger. Delivering results and hitting our goals will continue to be the focus in Q4 and into 2024.

Now for a more detailed look at our performance, let’s start in Hawaii, where Chris DeBone and his team turned in another excellent quarter. Revenue was up 6% Q3 year-over-year, but the real success story is gross profit increasing 40% year-over-year, due to holding the line on pricing while realizing significant decreases in procurement cost. And battery attach rate remained at a tremendous 90%. This is so important as we continue building out the foundation for the grid of the future, where people can produce, store and consume their own electricity. Due to that expense and the length of the trip, we don’t get to spend as much time visiting HEC as we would like to do. I think it had been 18 months since the last time I’d been able to be out there with the team.

But Eric and I did get the chance to go in October for a 2024 strategy and planning session, and it was just such a great reminder of how solid our team is there and how hard everyone works to help people go solar and save on their electric bills. And one place you see that reflected is in the referral rate. In Q3, 79% of our systems sold came via customer referrals, which is just a phenomenal number and a testament to the great customer experience that Chris and all of our HEC team deliver every day. Let’s turn now to New York, where Scott Maskin and the team also delivered a strong quarter. Revenue was down 16% Q3 year-over-year, but that was against a very strong 2022 comp. And much more importantly, we managed to grow gross profit dollars by 1%, which is a solid result in such a challenging interest rate environment.

That’s something we as a leadership team are extremely focused on and that I think is a big differentiator versus competitors. On this and the last call, you’ve heard a lot of discussion on organic growth and bottomline focus at our existing businesses and that is our foundation and it is really the support for the whole strategic platform of Pineapple. But the broader vision is absolutely still intact to drive a roll-up in consolidation of leading local and regional, residential and commercial solar companies, and we’ve made steady progress on that front as well. This current environment presents a tremendous buying opportunity for experienced and savvy consolidators you can find and integrate the right companies. With that, I’ll now turn the call over to our CFO, Eric Ingvaldson to walk through our financials in more detail.

Eric Ingvaldson: Thank you, Kyle. I will review the GAAP financials as required by the SEC and then review certain pro forma numbers that will give you a better sense of the year-over-year performance of our business. The GAAP numbers are less insightful because Q3 results last year included only results of our Hawaii operations and not the results of SUNation, which was acquired in the fourth quarter of 2022. Let’s start with the third quarter 2023 GAAP results. Total revenue was $18.3 million, up $12.4 million or 211% from the third quarter of 2022. The increase in revenue was a result of the SUNation acquisition in Q4 of 2022 and organic growth in Hawaii. Total gross profit was $7 million, an increase of $5.6 million or 401% year-over-year.

Gross profit increased due to increased revenue and an improved gross profit margin. The gross profit margin improvements were a result of the SUNation acquisition and an improvement in equipment costs and financing fees. Total operating expenses were $8.6 million, an increase of $4.8 million or 125% year-over-year. The increase in operating expenses was primarily a result of the SUNation acquisition in Q4 of 2022. Operating expenses in the third quarter of 2023 included $1.3 million of amortization and depreciation expense, $354,000 of stock-based compensation and a $230,000 unfavorable fair value re-measurement of earnout consideration. Operating loss in the third quarter was $1.6 million, a decrease of $859,000 and a 35% improvement over the prior year. Other expenses were $769,000, an increase of $650,000 from the prior year. Other expenses increased primarily due to an increase in interest expense due to debt financing closed in the second quarter and a $240,000 unfavorable fair value re-measurement of the contingent value rates. Net loss from continuing operations attributable to common stockholders was $2.3 million or a loss of $0.23 per diluted share in the third quarter of 2023. This was an 8% improvement from the net loss from continuing operations of $2.5 million in the third quarter of 2022 and a 32% improvement from a diluted loss per share of $0.34 in the third quarter 2022. We will not comment on year-over-year U.S. GAAP results for the nine months ended September 30th as the comparable results aren’t meaningful due to only three days of operations post-merger with CSI represented in the first quarter of 2022.

Now let’s summarize the pro forma results, which assumes we owned SUNation and HEC for the full year in 2022. The pro forma year-over-year comparisons better represent the operational performance of the business versus growth as the result of acquisitions. Q3 pro forma revenue declined 10% compared to the prior year with HEC revenue up 6% and SUNation revenue down 16%. Pro forma revenue declined 10% due to a 12% decline in residential revenue offset by a 1% increase in commercial revenue and a 3% increase in service and other revenue. The decrease in residential revenue of 12% as a result of a decrease in residential kilowatts installed of 10%. The average price per residential kilowatt installed declined 3% due to the impact of lower equipment costs and financing fees on customer pricing. Q3 pro forma gross profit however increased 9% compared to the prior year as rejection and equipment costs and financing fees outpaced the slight decline in average selling price of our installed systems resulting in gross profit margin improvement. Q3 pro forma net loss increased by $2.1 million compared to the prior year due to income from the employee retention credit of $1.9 million recognized at SUNation in the third quarter of 2022. Pro forma adjusted EBITDA of a positive $336,000 improved 156% from negative $602,000 in the prior year. This improvement was achieved through growth, margin improvement and operating leverage gained by closely managing the operating costs of the business. Year-to-date pro forma revenue was up 20% from $50.2 million last year to $60.2 million for the nine months ended September 30, 2023.

Year-to-date pro forma adjusted EBITDA of $1 million improved by $4.1 million or 133% from negative $3.1 million in the prior year. Pro forma adjusted EBITDA includes adjustments for fair value re-measurement of earn out consideration and contingent value rights obligations, stock compensation, gain on sale of assets, impairment losses and the employee retention credit. We end in the quarter with cash available for Pineapple operations of $3.4 million, compared to $2.4 million available at the end of the second quarter. We had another $2.2 million of restricted cash and liquid investments which is reserved for the CVR holders. Net cash generated from operating activities during the third quarter of $870,000 was the result of positive improvements and networking capital.

Notable changes in networking capital were due to an increase in IT and customer deposits in the quarter offset by an increase in other assets. Net cash used in financing activities for the quarter was $3.2 million due to a $3 million payment to the contingent value rights holders which reduced our restricted cash balance. Now we would like to open the call for any questions. Operator, please go ahead.

Operator: Thank you. [Operator Instructions] We’ll go first to Donovan Schafer at Northland Capital Markets.

Donovan Schafer: Hey, guys. Thanks for taking the questions. I want to first ask about the Long Island time of use billing. Are you seeing anything — do you have any sort of like leading indicators that you track whether it may be quoting activity or inbound interest, anything that gives you a sense of whether you’re already seeing the same signs of an uptick there, whether it’s a battery or attachment inquiries or new installs and then with that or potentially in the absence of that, do you have a sense for 2024 of whether you expect that to be have an impact earlier in the year or more towards the end of the year?

Kyle Udseth: Yeah. I mean, I would say, the full answer is kind of in the absence of that, right? We are still going through 2024 budgeting right now and so we haven’t like fully put pen to paper on all this and the assumptions. I think it’s going to be a build over time, because they’re chunking it out and like how broadly it’s rolled out and what tariffs or customer groups get it over time. So I think it’s certainly going to build up through the year. I don’t know, we got Scott here who probably knows more about this than all of us. I don’t know you got a point of view on this?

Scott Maskin: Sure. So January 1st the rollout was slightly delayed for IT issues from the utility. January 1st all new meters, new customers will be automatically enrolled in time of day rates in like the territory and they’ll be doing chunks throughout the rest of the year in probably $50,000, $60,000, $70,000 customer groups. But there will be — but the goal is I believe that by the end of 20 — the beginning of 2025, all 750,000 ratepayers will have to opt out of time of day rates.

Kyle Udseth: Yeah. And we were talking about this even just yesterday with Scott here about how starting next week right he’s going to be back in the office, we’re going to be through earnings, earnings release, earnings callings, we got a Board meeting still to prep for, but it was one of the top priority items we said is let’s make sure we get our analytics team, our sales leadership team together and we start looking at our pricing book, we start looking at our sales materials and we make sure that we’ve got the right training, the right talk tracks, the right pricing in place to make sure that, it’s different, right? But you look at the NEM 3 market in California and you look how that’s evolved since and you look at from what we’re seeing this real bifurcation in companies that were prepared for it and had expertise in-house and were savvy and were able to pivot and start selling in a post NEM 3 world with solar plus battery storage and then a lot who weren’t and we’re going to make sure that we’re in the group who can and I think it’s a great opportunity to differentiate and separate and elevate yourselves and take share.

And I think we’ve got a ton of experience you know 20 years in the market in Long Island helping customers there and then like we mentioned in the script we’ve also got the expertise in Hawaii to draw. And so I’m confident that we’ll have a great offering and be able to effectively present it to customers, but like literally just yesterday we were talking about how this becomes a priority right away.

Donovan Schafer: Okay. That’s helpful. Thank you. And then turning to revenue, you guys were down sequentially in Q2 and then you’re down again in Q3. On the last call we talked about how Q1 was at sort of an elevated level due to some of the push-outs from the Hawaii Building Department issue from late last year. But I wouldn’t think that would kind of be a factor going from Q2 to Q3. I know you talked about that the — and we know from all the other residential companies it’s certainly a challenging environment. So I guess the question is sort of in light of all that, what gives you the confidence for Q4, you’ve got there’s sort of the backlog there. Are you getting cases of anything getting canceled or pushed out or is it what you’re seeing there makes you feel like the timeline for the stuff that’s in the backlog is firm and wouldn’t slip from Q4 to Q1 is it is it skewed to C&I or something, what is it about all that that makes you feel like feel confident, yeah, it’s there and it’s going to land in Q4?

Kyle Udseth: Yeah. Confidence is, I guess, all relative. I was thinking about this a little bit when you give a guidance range statistically speaking what are you actually doing you’re trying to pick a midpoint, you’re trying to say, it’s plus or minus on this side and it’s within one standard deviation or two standard deviations or whatever and what the confidence interval is. So it’s never a slam dunk obviously, but I think that we’ve got nine months closed out, we’ve got the backlog like we mentioned and we’ve got visibility in our CRMs and in our project management systems of what the install calendar is look like you know in October and for November and December so far and we could track that against historicals and then in New York there’s also the C&I pipeline.

So I think that we have good visibility and analytics into how the year is going to end but it’s not guaranteed. But there’s downside there’s maybe also upside. I think with 2024 like I said, we’re going through the budgeting exercise still. And one of the things that we’ve been talking about lately is it’s just a — it’s a strange, it’s a good thing, but it’s a strange business to be in or maybe a time in the business to be in a declining cost basis industry, right? Because it’s great because it helps margins, it great — it’s great because it lowers prices for the end consumers and it increases the value prop overall, but it kind of screws up how you think about revenue and what growth should look like, right? Because there’s number of jobs you do or there’s kilowatts installed, but if prices are going down like that could make it look like your revenues flat or shrinking even if that’s like holding the line or growing.

And so we’re grappling with that a little bit into 2024, but it’s why you one of the reasons you heard us emphasize gross profit and gross profit dollars more on this call than we have before I think we’ve really resolved kind of around to. At the end of the day your prices go up your price to go down like your cost up, your cost go down, dealer fees go up, dealer fees go down, you sell what you do you install what you do, it all comes out in the wash of what are the actual, and not even the percentage what are the actual quantity of gross profit dollars you generated and then what was your OpEx and that’s your EBITDA Scott was even saying yesterday one of his colleagues was it five years ago made a shirt that said GMD on the front of it gross margin dollars.

I think I’m going to make a shirt like that and you know wear it to breweries on the weekend or something. But, yeah, I guess, that’s how we’re thinking about the rest of the quarter and what gives us confidence in that and the things we’re working through in our 2024 budgeting.

Operator: We’ll take our next question from Jeff Grampp at Alliance Global Partners.

Jeff Grampp: Good morning, guys, and appreciate the delay in the call an hour.

Kyle Udseth: Hey, Jeff.

Jeff Grampp: I know we come first when you guys think about planning things. Question on the margin performance, now that continues to be very strong. Is there any more room for growth there, given the tail ends on the equipment pricing and then hardware and things of that nature or do you feel we’re kind of topping out here around these levels?

Kyle Udseth: Let me go first but and then I’ll turn it over to Eric and maybe even Scott has a perspective on it too. I — higher is better right in the short-term, but I almost worry that our gross margins are starting to get too high, right? It’s always that delicate balance of how are you priced relative to competitors and what’s the price elasticity and if you go a little bit lower on pricing and seed a little bit of gross margin do you more than make that up in volume which is something we’re going to look at. Our teams have done a tremendous job in both Hawaii and New York and supported by some great corporate work on negotiating and realizing discounts in procurement. Certainly a trend across the industry, but I’m proud of what we’ve been able to accomplish on the cost basis on that and so you see that come through.

We’re — it’s again to go back to just the 2024 budgeting, we’re trying to form up a perspective on what we actually want the gross margin percentage to be in 2024 and where the OpEx needs to be and how that allows us to get 10% or higher EBITDA margin at each of the operating businesses and that’s also a benchmark we look for new companies to acquire. So I think there is continued room to drive cost out of the business and keep lowering the cost basis and then the margin is kind of a question of what we want to do on pricing and what — where the elasticity is that. I don’t know, Eric, whether do you think to add on to that?

Eric Ingvaldson: Yeah. I think that in today’s kind of inflationary environment consumers are used to cost increasing, so we’ve been able to maintain or just slightly reduce our selling prices, while taking advantage of lowering equipment costs and dealer fees to enhance our margins. So that we are closely watching our market share numbers to make sure to see what our competitors are doing. We want to make sure that we’re still competitive in each market that we’re in. But so far we’ve been able to maintain pricing and take advantage of lower equipment and financing costs to-date.

Kyle Udseth: Okay.

Jeff Grampp: Okay.

Kyle Udseth: Yeah. No. Okay. Go ahead, Jeff.

Jeff Grampp: Helpful. Thank you. And for my follow-up I’ll ask the obligatory M&A question and just get an update for what you guys are seeing in that market. It’s potentially opportunity rich, but obviously a lot of macro uncertainty, so just wondering how you guys are thinking about potentially executing something in this market?

Kyle Udseth: We absolutely want to and remain focused on it and the absence of announcing a closed deal this quarter and last quarter should not be interpreted to mean an absence of activity there. We’ve been incredibly active on it. It’s a big part of what we focus on. And I think, I’ll say, our pipeline is the biggest. I don’t know if this is the right term the healthiest it’s ever been right, because you start with a lot of companies entering the funnel and then you get to know them more, you diligence them and then you have a front row seat to how they perform over time through good times and through some of the challenges more recently and then it really shakes out and you get a greater confidence level and who the right company is the right fit for you the best operators. And I think we’ve made a ton of progress on that and we’re really excited about the short list of companies that it’s a lower down in the funnel. It is — it’s a good time to be buying, right? I think if you can raise the money and I think that as it’s the only silver lining of the massive drop in the stock prices and the public equity valuations of the solar companies is that that trickles down to the valuations of the private companies as well and so if you’re a consolidator it’s a great time to be buying if you have confidence in your ability to identify and diligence the right companies and then go fundraise for it. I think we’ve mentioned this before, but in fundraising the whole point of being public was to use stock to be able to be a currency in M&A and also to raise the cash for the cash consideration with the stock price where it is right now it’s just too dilutive to do that, so that’s not what we want to do, so we’re thinking about debt as the tool to do it. I think it’s why it’s been so critical to get, I mean, when you’re our size and starting out every acquisition is critical, but the Hawaii acquisition was key this was our first one, the SUNation acquisition was key, because it tripled the size of the company and got the company to keep it positive and generating cash and then that puts us in the position of the next acquisition is totally accretive and falls straight to the bottomline, because we’re looking at healthy well-run businesses that have strong bottomline and EBITDA we think we can raise debt off of those multiples, but we have a few different capital raising tools at our disposal.

Jeff Grampp: Great. And maybe just a quick follow-up on that Kyle, are you seeing — you guys as you mentioned, you get mark-to-market every day with a public equity, private companies don’t. Do you feel that there’s a sufficient narrowing in terms of buyer-seller expectations to where there’s transactions to be done or does some more market therapy need to kind of matriculate through on the private side?

Kyle Udseth: No. I think we’re getting really good feedback. Like we have constructive conversations with people, there are different value or consideration levers in a deal, cash upfront, seller notes, earnouts, like, what their roles are of individuals going forward, stock, right? So there’s a lot of different tools in the toolkit and I think different sellers have different motivations or put different values on those things. So I think we — there’s a lot of ways to negotiate in a kind of mutually beneficial way. And I think in terms of just where overall multiples are at and where upfront cash consideration is that, I think, the adjustment is there, we’re at a really healthy place and then as a public company these acquisitions are probably going to be material and just the size you’d look at and so there’s an audit component that has to happen there’s a fundraising component that has to happen.

But it’s a good environment for doing what we’re trying to do, I’d say.

Jeff Grampp: Okay. Great. Thank you guys for the time.

Kyle Udseth: Thanks for joining.

Eric Ingvaldson: Thanks, Jeff.

Operator: I am seeing no more questions in the queue. Let me turn the call back to Mr. Udseth to conclude the call.

Kyle Udseth: Thank you, Operator. Before we conclude, I wanted to mention a few upcoming events, next Thursday the 16th, Eric and I will be joining James West of Evercore for a virtual fireside chat at 2 Eastern. Then later this month on November 30th will be in New York for the Bank of America Flagship Renewables Conference and we’ll be joining Julien for a fireside chat at 4 Eastern. And then we’ll be attending the Janney Clean Energy Investment Symposium in New Orleans, December 5th through the 7th. I know I’m going to eat well on that one it’s an amazing food city, definitely need to pack the running shoes for sure. We look forward to connecting with anyone who’s able to attend those events and please reach out to your contact at those firms if you’d like to schedule one-on-ones. Now to conclude. Speaking on behalf of the entire Pineapple leadership team, we’re excited by the strong first three quarters the company has been able to deliver in 2023. Thanks to everyone listening to or reading this for your ongoing engagement. This past quarter has been a challenging operating environment and a tough time for pretty much everyone I know in the industry and it’s hard when you see two huge oil companies both do $50 billion acquisitions, while renewable stocks are kicking around five-year lows. But we keep fighting the good fight and riding the solar coaster and as higher interest rates pass through into ever increasing utility rates in the next round of air rate cases, while our equipment costs keep declining, our fundamental value proposition to homeowners is just going to continue to grow and grow.

Thank you again for joining us this morning and for your continued support. If you have any questions, please contact Eric or me. This concludes our call today. You may all disconnect. Thank you.